EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Sterling Bancorp of our report dated March 6, 2015, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Transitional Report on Form 10-K of Sterling Bancorp for the three months ended December 31, 2014.

/s/ Crowe Horwath LLP

New York, New York

August 7, 2015